Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC BOARD ENHANCES

COMPANY’S CORPORATE GOVERNANCE POLICIES

New York, NY (March 29, 2006) – Interpublic Group (NYSE:IPG) today announced that its Board of Directors took action on a number of corporate governance initiatives as part of its ongoing effort to place the company at the forefront of best practices. Among the actions taken were the unanimous adoption of a by-law to assure a majority voting standard applies in uncontested elections of directors. The Board also made several important changes to its internal organization, including the appointment of Richard Goldstein to serve as the new Presiding Director of the Company.

The newly adopted by-law on majority voting requires that a director nominee receive a majority of all votes cast, including votes formally withheld, in order to be elected in an uncontested election. Incumbent directors who fail to receive such support are required to resign within 120 days after the election. This new by-law replaces the former plurality requirement for election to the Board in an uncontested election.

Mr. Goldstein, 64, has served on the Board of Interpublic since 1995. He has served as Chairman and Chief Executive Officer of International Flavors & Fragrances, Inc. since June 2000 and, prior to that, was President and Chief Executive Officer of Unilever United States, Inc. Mr. Goldstein satisfies all applicable standards for independence under the rules of the NYSE, the Sarbanes-Oxley Act and the Company’s Corporate Governance Guidelines. He succeeds Frank Borelli, who is stepping down as Presiding Director after several terms of service in that role. Mr. Borelli will continue to serve as a Director of the Company.

“Our Board is committed to excellence and effectiveness in governance, and the steps we are announcing today further advance that commitment,” said Michael Roth, Interpublic’s Chairman and CEO. “Dick Goldstein brings deep experience and

Interpublic Group  1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

knowledge to the role of Presiding Director, which will be of incalculable value as we move forward at Interpublic. All of us on the Board thank Frank Borelli for his years of outstanding service in that role, and are grateful for his continuing dedication to our company as a member of the Board.”

The Board further acted to realign the composition of the Audit Committee, effective immediately, to consist of the following members: Richard A. Goldstein, Chairman, H. John Greeniaus, J. Phillip Samper, and David M. Thomas.

The Board also adopted a policy on the recoupment of bonuses paid to executive officers in the event of a future restatement of financial results. The new guideline requires that, in the event of a significant restatement of financial results, the Board will review all performance bonuses that were made to executive officers of the company for performance periods beginning after December 31, 2005, which occur during the restatement period. Under certain prescribed circumstances, the Board will seek to recoup all such bonuses from executive officers whose fraud or misconduct contributed to the restatement.

The Company’s complete Corporate Governance Guidelines are posted on the Interpublic website, www.interpublic.com. A copy of the by-laws, as amended by the Board, are also being filed today with the SEC on form 8-K.

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Interpublic Group  1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draft, Foote Cone & Belding Worldwide, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Deutsch and Hill Holliday.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group  1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax